UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-90272	56-1940918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Park Avenue, 16th Floor, New York, New York 10016

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 286-9197

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 21, 2008, Dr. Alexandre Agaian joined the Company as the Company’s President. With the addition of Dr. Agaian, Dmitry Vilbaum, the Company’s Chief Executive Officer, no longer holds the office of President.

Effective as of July 24, 2008, Dr. Agaian was appointed to the position of principal financial officer, which position was vacated by the resignation of Dan Brecher from such position on July 24, 2008.

Dr. Agaian, age 56, co-founded, in May 2007, Helios Petroleum Holding, AG, a Swiss company developing and operating mini-refineries in Russia, and serves as its President and as a member of its Board of Directors. From 2005 to 2007, Dr. Agaian, through his private consulting company, Balance Capital, LLC, participated in structuring several oil and gold projects in Kazakhstan and Ukraine. From May 2003 to July 2005, Dr. Agaian served as President and Chief Executive Officer of BMB Munai, Inc, an oil and gas exploration and production company. Dr. Agaian was one of the founders and member of the Board of Directors of BMB Munai. In 1994, Dr. Agaian founded ANBI Corporation, a New Jersey corporation with business interests and relationships in Russia, Ukraine and Kazakhstan. In 1989, Dr. Agaian co-founded the All-Russian Association of Commercial Banks, a non-commercial organization in the former Soviet Union, and served as Vice President until 1992. In 1988, Dr. Agaian founded the first commercial bank in the USSR, The Innovation Bank of Saint-Petersburg, and served as its Chief Executive Officer until 1994. In 1993, Dr. Agaian was elected as a Corresponding Member of the Engineering Academy of St. Petersburg (Russia). From 1985 to 1988, Dr. Agaian served as Chief Information Officer at the Bank for Industry and Construction. From 1973 until 1985, Dr. Agaian performed scientific work at different research centers and institutes in Tbilissi, Moscow and Leningrad. Dr. Agaian graduated from the State University of Tbilissi (Georgia, former USSR) in 1973, summa cum laude, with a degree in applied cybernetics. He received a Ph.D. in 1980 from The Academy of Science in Moscow in the field of computer networking.

Dr. Agaian is not a director of other reporting companies, is not associated with another director of the Company by family relationships, and has not during the past five years been: involved in a bankruptcy petition or a pending criminal proceeding; convicted in a criminal proceeding excluding traffic and minor offenses; subject to any order, judgment, or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

The terms of Dr. Agaian’s employment remain subject to execution of a definitive employment agreement, which is being negotiated. The employment offer terms presented to Dr. Agaian provided for: a base salary at the rate of $200,000 per year for the first year, and at a rate of $240,000 per year for the next two years; a sign-on bonus of $20,000; family health insurance with premiums not exceeding $14,000 per year; an automobile allowance not to exceed $12,000 per year; a business cell phone; certain reimbursement for business travel; eligibility for a performance-based bonus in an amount of up to 200% of the base salary, payable upon achievement of performance targets and thresholds to be established by the Board of Directors; and, subject to Board approval, stock options to purchase up to 5 million shares of the Company’s common stock, subject to vesting and exercisability conditions, and exercisable for three years from vesting. The stock options are proposed to consist of the following terms: two million stock options, exercisable at $0.20 per share, to vest upon receipt by the Company of third party financing (in debt or equity) in the amount of at least $10 million during the first year of the employment term; one million stock options, exercisable at $0.40 per share, to vest upon completion of one year of service; one million stock options, exercisable at $0.60 per share, to vest upon completion of the second year of service; and one million stock options, exercisable at $0.90 per share, to vest upon completion of the third year of service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2008	TERRA ENERGY & RESOURCE TECHNOLOGIES, INC. By: /s/ Alexandre Agaian Alexandre Agaian Presidentr

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